Exhibit 99.1

Lithium Technology Corporation’s Chief Executive Officer Issues Letter to Stockholders

PLYMOUTH MEETING, PA.—(July 30, 2007)—In a letter to company stockholders issued today, Dr. Klaus Brandt, Chief Executive Officer of Lithium Technology Corporation (“LTC”) (OTC: LTHU) stated the following:

Dear Shareholders,

It is my pleasure to address you all as the recently appointed Chief Executive Officer of LTC. I am very excited about the opportunity that was given to me to lead LTC forward in a world that is realizing the value and the need for our technology and products.

LTC’s three target markets, Transportation, Defense and Stationary/Alternative Energy, constantly require more available energy and power – a demand that today’s prevailing battery technologies cannot adequately satisfy. We are among the few visionaries who identified these future needs. We have developed the technology that can answer the needs of today to enable innovative solutions, like the plug-in hybrid vehicles. We are making strides in all three markets with repeat orders from existing customers and the acquisition of new customers, most of which belong to the leaders in their respective industries.

The strength of our company lies with our employees and core technology. Unlike many companies that simply assemble batteries with cells imported from Asia, we, at LTC, master the entire process – from the manufacturing of battery cells to the pairing with intelligent management systems. This end-to-end manufacturing ability allows us to offer superior products at the highest level of quality assurance. Additionally, our broad experience in battery technology and industry savvy helps us develop solutions quickly. For example, our new Lithium-ion iron phosphate battery cells are the largest commercial cells of its kind in the world. This significant accomplishment is evidence to the automotive manufacturers that the battery technology they need is here today.

Today we are working hard to substantially increase our production capacity in order to satisfy the growing demand for our products. We recently opened an office in The Netherlands, in which we will concentrate our efforts on our goals to build a new production facility that will allow us to manufacture our products in much larger quantities and in a more efficient way. This will allow us to gain bigger market share. We continue to invest heavily in R&D, sales and global marketing efforts.

As reported to the SEC on July 12th we paid back our biggest debt and entered into a much smaller fixed convertible loan at today’s market price. This, together with the repayment to Cornell Capital Partners, LP, reduced our debt significantly and is a major step in the restructuring of our balance sheet. Management is working hard to further improve the financial condition of the company and to create a strong LTC.

We continue to work with our auditors for the completion of all financial reports in order to become current on our public filings. It is a top priority for me and the rest of the management team and we dedicate every possible resource to conclude it as soon as possible.

Finally, I believe the world has come to the conclusion that a change is needed in the way we operate in our daily lives in order to save our environment, and a major part of this change will require better and bigger batteries. Toyota announced last week it is testing a plug-in version of the Prius They join GM and Ford, who also announced their intention to develop commercial plug-in hybrid vehicles. Toyota went one step further to state that by 2020 all their vehicle offerings will be either plug-in hybrids or regular hybrids. This is very important statement for us as we see a world leading company who sells millions of vehicles a year plans such a drastic move in about 12 years time. We believe western world car companies will follow suit and we are here today to provide our superior products.

It is my intention to steer the company in a way that will build long-term sustainable value, especially in our core areas of competitive advantage where the future value of our company will come from. It is my belief that this approach will help building large, strong and profitable company and will maximize the value to our shareholders.

Sincerely,

Dr. Klaus Brandt

Chief Executive Officer

Lithium Technology Corporation

About Lithium Technology Corporation:

Lithium Technology Corporation (LTC) is a global provider of large format rechargeable power solutions for diverse applications, and offers the largest lithium-ion cells with the highest power of any standard commercial lithium ion cell produced in the western hemisphere. With more than 30 years of experience, LTC leverages its extensive expertise in high power and large battery assemblies to commercialize advanced lithium batteries as a new power source in the military and national security systems, transportation and stationary power markets.

LTC manufactures the GAIA® product line of large, high power hermetically sealed rechargeable lithium-ion cells and batteries. The Company’s product portfolio includes large cells and batteries from 10 times the capacity of a standard laptop computer battery to 100,000 times greater. LTC manufactures a variety of standard cells that are assembled into custom large batteries complete with electronics (battery management systems) and electronics to communicate with other components of the system for performance monitoring.

LTC headquarters are located in Plymouth Meeting, PA and R&D in Nordhausen, Germany. LTC sales for the U.S. and European markets are managed out of each of the offices. For more information about LTC, its technology and products, please visit http://www.lithiumtech.com.

Safe Harbor for Forward-looking Statements:

The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

Press Contact:

Amir Elbaz

Lithium Technology Corporation

(610) 940-6090

aelbaz@lithiumtech.com